Exhibit 99.1

American Apparel, Inc. Announces Comparable Sales for Quarter Ended September 2013 Increased 2% and for Month of September 2013 Decreased 6%

LOS ANGELES--(BUSINESS WIRE)--
American Apparel, Inc. (NYSE MKT:APP), a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel, announced preliminary sales for the month ended September 30, 2013. Total net sales for September 2013 were $49.9 million, a decrease of 2% over September 2012. Comparable store sales for September 2013 decreased 6%, including an 8% decrease in comparable store sales in the retail store channel and an 8% increase in net sales in the online channel. Wholesale net sales increased 12% for the month as compared to September 2012. For the quarter ended September 30, 2013, total net sales increased 1% to $164.1 million, with a 2% increase in comparable sales and a 3% increase in wholesale net sales.
The following delineates the components of the changes for the month, quarter-to-date and year-to-date periods indicated:

	September		Quarter		YTD
	2013 (1)	2012	2013 (1)	2012	2013(1)	2012

Sales Growth
Comparable Store Sales
Stores	(8)%	14%	—%	20%	5%	16%
Online	8%	18%	16%	21%	19%	24%
Total	(6)%	14%	2%	20%	5%	17%
Wholesale Net Sales	12%	(3)%	3%	5%	6%	10%
Total Net Sales	(2)%	9%	1%	15%	5%	14%
(1) Preliminary, subject to adjustment. Year-to-date comparable store sales results have been adjusted to exclude impact of extra leap-year day in 2012.
Dov Charney, Chairman and CEO, commented, “Our negative same store sales for the month of September were primarily a result of significant difficulties in the launch of our new distribution center at La Mirada, California, for which I take responsibility. A multitude of issues, including technical, planning, staffing and design and integration, resulted in distractions in various aspects of our operations, including store operations, manufacturing and product development.
“Whereas the new distribution center was supposed to be (and will become in the medium and longer term) a state of the art, best in class, facility carrying the promise of reduced costs and faster order fulfillment, it has so far been an example of how technology - at least from a short term perspective - can sometimes work against the success of an organization.
“The good news is we are on track to get our distribution center in a place where it will help us build a stronger, leaner, larger and more profitable American Apparel over the next five to ten years. Despite our difficulties, I am proud that we were able to demonstrate healthy increases in sales in two out of our three sales channels, a testament to the fact that the American Apparel brand remains extremely strong and continues to resonate with consumers and wholesale buyers of clothing worldwide.
“Some additional good news is that we are planning to start opening stores again. In the next several months, we are going to open stores in Lyon, France, Stratford, United Kingdom, and Atlanta, Georgia, as well as a new flagship store in New York City. We are sensing major opportunities overseas both online and in terms of new store possibilities. Additionally our wholesale business is showing major signs of strength despite distribution challenges, and I expect same store sales to be positive in the fourth quarter in all channels, including online, retail, and wholesale.”
John Luttrell, CFO, added, “I also believe our sales were negatively impacted by weak consumer spending levels across the retail apparel sector. Although the distribution center is now performing better from a shipping point of view, we have experienced, and may continue to incur, higher than expected distribution center labor costs. In addition, if there are any further transition issues associated with the new center or if apparel sector spending is soft in the fourth quarter, our sales and financial results could be negatively impacted. However, we have recently seen week-over-week reductions in distribution labor costs, and we believe we will continue to reduce labor costs during the fourth quarter. Although we are disappointed with the additional costs and reduced sales caused by the distributions center transition, we continue to believe we will benefit in the future from our decision to invest in the new center.”

About American Apparel
American Apparel is a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of September 30, 2013, American Apparel had approximately 10,000 employees and operated 247 retail stores in 20 countries, including the United States, Canada, Mexico, Brazil, United Kingdom, Ireland, Austria, Belgium, France, Germany, Italy, Netherlands, Spain, Sweden, Switzerland, Australia, Japan, South Korea, and China. American Apparel also operates a global e-commerce site that serves over 60 countries worldwide at http://www.americanapparel.net. In addition, American Apparel operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers.

Safe Harbor Statement
This press release, and other statements that the Company may make, may contain forward-looking statements. Forward-looking statements are statements that are not historical facts and include statements regarding, among other things, the Company's future financial condition, performance and flexibility; results of operations; and future business plans. Such forward-looking statements are based upon the current beliefs and expectations of American Apparel's management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements, including, among others: the ability to generate sufficient liquidity for operations and debt service; changes in the level of consumer spending or preferences or demand for the Company's products; increasing competition, both in the U.S. and internationally; the evolving nature of the Company's business; the Company's ability to hire and retain key personnel and the Company's relationship with its employees; suitable store locations and the Company's ability to attract customers to its stores; the availability of store locations at appropriate terms and the Company's ability to identify locations and negotiate new store leases effectively and to open new stores and expand internationally; the Company's ability to renew leases at existing locations on economic terms; effectively carrying out and managing the Company's strategy, including growth and expansion both in the U.S. and internationally; disruptions in the global financial markets; failure to maintain the value and image of the Company's brand and protect its intellectual property rights; declines in comparable store sales and wholesale revenues; financial nonperformance by the Company's wholesale customers; the adoption of new accounting pronouncements or changes in interpretations of accounting principles; seasonality of the business; consequences of the Company's significant indebtedness, including the Company's relationships with its lenders and the Company's ability to comply with its debt agreements, including the risk of acceleration of borrowings thereunder as a result of noncompliance; the Company's ability to generate cash flow to service its debt; the Company's liquidity and losses from operations; the Company's ability to develop and implement plans to improve its operations and financial position; costs of materials and labor, including increases in the price of yarn and the cost of certain related fabrics; the Company's ability to pass on the added cost of raw materials to its customers; the Company's ability to improve manufacturing efficiency at its production facilities; the Company's ability to improve efficiency at its distribution facility located in La Mirada, California; the Company's ability to effectively manage inventory and inventory reserves; location of the Company's facilities in the same geographic area; manufacturing, supply or distribution difficulties or disruptions; risks of financial nonperformance by customers; investigations, enforcement actions and litigation, including exposure from which could exceed expectations; compliance with or changes in U.S. and foreign government laws and regulations, legislation and regulatory environments, including environmental, immigration, labor and occupational health and safety laws and regulations; interest rate and foreign currency risks; loss of U.S. import protections or changes in duties, tariffs and quotas and other risks associated with international business including disruption of markets and foreign supply sources and changes in import and export laws; technological changes in manufacturing, wholesaling, or retailing; the risk, including costs and timely delivery issues associated therewith, that information technology systems changes and the transition to the new distribution center in La Mirada, California may disrupt the Company's supply chain or operations and its ability to upgrade its information technology infrastructure and other risks associated with the systems that operate our online retail operations and manage the Company's other operations; adverse changes in its credit ratings and any related impact on financing costs and structure; general economic and industry conditions, including U.S. and worldwide economic conditions; disruptions due to weather or climate change; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended June 30, 2013. The Company's filings with the SEC are available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
American Apparel, Inc.
John J. Luttrell
Chief Financial Officer
(213) 488-0226
or
ICR, Inc.
John Rouleau
Managing Director
(203) 682-8342
John.Rouleau@icrinc.com